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                                                   							     Exhibit 11.1

                		       CORCOM, INC. AND SUBSIDIARIES
	                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
		                    (In Thousands, except Per Share Data)
			                          Thirteen Weeks Ended     Thirty-Nine Weeks Ended
			                          Sept 30,     Oct 1,        Sept 30,      Oct 1,
			                            1995       1994            1995        1994
Net earnings per common
  and common equivalent share:

  Average shares outstanding    3,716     3,571        3,670         3,563

  Additional shares assuming
   exercise of dilutive stock
   options-based on the treasury
   stock method using average
   market price                   207       198          167           151

    AVERAGE NUMBER OF
    COMMON AND  COMMON
    EQUIVALENT SHARES           3,923     3,769        3,837         3,714

  Net earnings                  $ 753     $ 306       $2,000        $1,086

Net earnings per common
  and common equivalent share  $  .19    $  .08       $  .52        $  .29


Net earnings per common
  and common equivalent share-
  assuming full dilution:

  Average shares outstanding    3,716     3,571        3,670         3,563

  Additional shares assuming
  exercise of dilutive stock
  options-based on the treasury
  stock method using the period
  end price if higher than the
  average market price            215       198          214           194

     FULLY-DILUTED AVERAGE
     NUMBER OF COMMON AND
     COMMON EQUIVALENT
     SHARES                     3,931     3,769        3,884         3,757

Net earnings                   $  753    $  306       $2,000        $1,086

Net earnings per common
  and common equivalent share  $  .19    $  .08       $  .51        $  .29
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